                                                                   EXHIBIT 12.01


                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                                                Year Ended December 31:
                                                                     (In millions)

                                                 1999          1998       1997        1996        1995
                                                ------        -----      -----       -----       ------
HISTORICAL INFORMATION


EARNINGS:

Income (Loss) from Continuing
    Operations before Income Taxes              $(56.2)       $23.0      $17.7       $60.9       $104.6

Interest Expense (net of amount
    capitalized)                                  31.9         26.7       23.6        37.9         49.8

Amortization of Previously
    Capitalized Interest Expense                   0.2           --        0.4         0.4          0.4
                                                ------        -----      -----       -----       ------
    Total Earnings                              $(24.1)       $49.7      $41.7       $99.2       $154.8
                                                ======        =====      =====       =====       ======

FIXED CHARGES:

Interest Expense (net of amount
    capitalized)                                $ 31.9        $26.7      $23.6       $37.9       $ 49.8

Capitalized Interest                              11.2          7.4        0.9         0.6          1.5

    Total Fixed Charges Including               ------        -----      -----       -----       ------
      Capitalized Interest                      $ 43.1        $34.1      $24.5       $38.5       $ 51.3
                                                ======        =====      =====       =====       ======

Ratio of Earnings to Fixed Charges                 *            1.5x       1.7x        2.6x         3.0x
                                                ======        =====      =====       =====       ======



* For the year ended December 31, 1999, there was a deficiency of total earnings to fixed charges in the amount of $67.2 million.